EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-227879) and on Form S-8 (No. 333-223991) of Global Self Storage, Inc. of our report dated April 1, 2019, with respect to the consolidated balance sheets of Global Self Storage, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018 and related notes and financial statement schedule III (collectively, the “consolidated financial statements”) included in its 2018 annual report on Form 10-K; and to our reports dated October 19, 2017 with respect to the Historical Summaries of Revenue and Direct Operating Expenses of the Tuxis properties for the years ended December 31, 2015 and 2014 included in its Amended Form 8-K, and to the Historical Summary of Revenue and Direct Operating Expenses of the Fishers property for the year ended December 31, 2015 included in its Amended Form   8-K.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 1, 2019